PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (1)(2)     U S WEST, INC.
(UNAUDITED)


                                            Quarter Ended
In millions, except                            March 31,        %
 per share amounts                          2000      1999    Change
-----------------------------------      -------  --------
OPERATING REVENUES
 Local services                          $ 2,040  $  1,863       9.5
 Access services                             709       671       5.7
 Directory services                          347       326       6.4
 Long-distance services                      107       174     (38.5)
 Other services                              174       134      29.9
                                         -------  --------
Total operating revenues                   3,377     3,168       6.6
                                         -------  --------
OPERATING EXPENSES
 Employee-related                          1,167     1,122       4.0
 Other operating                             717       656       9.3
 Depreciation & amort                        586       602      (2.7)
                                         --------  --------
Total operating expenses                   2,470     2,380       3.8
                                         --------  --------

Operating Income                             907       788      15.1

OTHER INCOME\EXPENSE
Interest expense                             211       153      37.9
Change in market value of Global
 Crossing derivatives                        129         -         -
Gain on sales of investments                 (79)        -         -
Other (income)expense                         (1)        1    (200.0)
                                         --------  --------

Income before income taxes                   647       634       2.1

Income tax provision                         243       240       1.3
                                         --------  --------


NET INCOME                               $   404  $    394       2.5
                                         ========  ========


 Basic earnings per share                $  0.80  $   0.78       2.6
                                         ========  ========


 Basic average shares
 outstanding                               507.2     503.3       0.8
                                         ========  ========


 Diluted earnings per share              $  0.79  $   0.78       1.3
                                         ========  ========


 Diluted average shares
 outstanding                               514.3     508.1       1.2
                                         ========  ========

<F1>
(1) Certain reclassifications have been made to 1999 amounts to conform with the current presentation.
<F2>
(2) The results for 1999 include pro forma adjustments for the change in accounting principle to recognize revenues and expenses for directory publishing under the "point of publication" method from the "amortization" method, as if the company had always used this method.

                                        6